CERTIFICATE OF AMENDMENT
TO THE CERTIFICATE OF INCORPORATION
INCREASING THE NUMBER OF AUTHORIZED SHARES OF

SOUTH JERSEY INDUSTRIES, INC.

Pursuant to Section 14A:7-15.1(3) of the
New Jersey Business Corporation Act

To: The Department of the Treasury
State of New Jersey

Pursuant to the provisions of Section 14A:7-15.1(3) of the New Jersey Business Corporation Act, the undersigned corporation executes the following Certificate of Amendment to its Certificate of Incorporation:

1. The name of the corporation is SOUTH JERSEY INDUSTRIES, INC. (the “Corporation”).

2. The Board of Directors of the Corporation , on February 26, 2015, duly approved a resolution authorizing a share dividend of one additional share of the Corporation’s Common Stock, par value $1.25 per share (the “Common Stock”), on each issued and outstanding share of Common Stock (the “Share Dividend”).

3. The amendment to the Corporation’s Certificate of Incorporation in connection with the Share Dividend will not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and will not result in the percentage of authorized shares that remains unissued after the Share Dividend exceeding the percentage of authorized shares that was unissued before the Share Dividend.

4. Pursuant to Section 14A:7-15.1(3) of the New Jersey Business Corporation Act, the amendment to the Corporation’s Certificate of Incorporation is not subject to shareholder approval; therefore, no shares voted for or against it.

5. Article Third of the Corporation’s Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

“THIRD: The aggregate number of shares which the corporation shall have authority to issue is 122,500,000 shares, divided into two classes consisting of 120,000,000 shares of common stock ("Common Stock"), $1.25 par value per share, and 2,500,000 shares of preference stock ("Preference Stock"), without par value."

Dated: February 27, 2015

SOUTH JERSEY INDUSTRIES, INC.
By:    _________________________________________
Name: Edward J. Graham
Title:     Chairman & CEO